Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Service providers,” “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information, and to the use of our report dated September 24, 2015 on the July 31, 2015 financial statements of the Henderson International Opportunities Fund, which is incorporated by reference in the Registration Statement (Form N-1A) of the Henderson Global Funds to be filed with the Securities and Exchange Commission  in this Post-Effective Amendment No. 98 to the Registration Statement under the Securities Act of 1933 (Form N-1A No. 333-62270).

/s/ ERNST & YOUNG LLP

Chicago, Illinois
March 29, 2016